Exhibit 99.1

Kopin Reports First-Quarter 2012 Financial Results

Company Reaffirms Full-Year Revenue Guidance of $110 Million to $120 Million

TAUNTON, Mass.--(BUSINESS WIRE)--May 10, 2012--Kopin Corporation (Nasdaq: KOPN), a leading supplier of advanced semiconductor products and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today reported financial results for the first quarter ended March 31, 2012.

Total revenues were $25.2 million for the first quarter of 2012, compared with $34.9 million for the comparable period of 2011, primarily reflecting a decline in military display revenue associated with expected reductions in U.S. defense spending. Revenues from III-V products were $14.3 million compared with $17.6 million for the first quarter of 2011, while revenues for display products totaled $10.9 million versus $17.3 million for the same period of last year.

Operating expenses decreased by 16% to $27.6 million for the first quarter of 2012 from $32.8 million in the same period of 2011. The decline in operating expenses is a reflection of lower cost of goods sold of $4.5 million and reduced R&D expense of $1.3 million.

Net loss for the first quarter of 2012 was $2.2 million, or $0.03 per share, compared with net income of $2.1 million, or $0.03 per diluted share, for the first quarter of 2011, reflecting the impact of lower revenue partially offset by reduced operating expenses. Results for the first quarter of 2012 included approximately $0.9 million gain related to the sale of stock of one of the Company’s investments.

Cash and marketable securities at March 31, 2012 totaled $102 million, compared with $105.4 million in cash and marketable securities at year-end 2011.

Recent Operational Highlights

“During the first quarter we consolidated our U.S. display manufacturing activities to Westboro, MA, which enabled us to combine our two domestic III-V manufacturing plants into one facility and close the remaining site. The consolidation resulted in a reduction in force of approximately 10 percent of our workforce. We completed the consolidation plan late in the first quarter of 2012 and therefore did not see the full expense reductions in the quarter,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer.

“As expected our display revenues were affected in the first quarter by the decline in U.S. military spending, a trend that is expected to continue throughout the year,” said Dr. Fan. “In anticipation, we have implemented various cost savings strategies, including our facility consolidation. More importantly from a revenue perspective, several years ago we embarked on the development of Golden-i, our revolutionary new hands-free computing headset. Commercialization of Golden-i is advancing on schedule with Motorola Solutions, our Golden-i marketing partner for industrial applications, expected to introduce a version of the product for the industrial market later this year. We are very pleased with the progress of Golden-i across all fronts.”

“On a longer term horizon, in March we announced that Applied Physics Letters of the American Institute of Physics had published a paper on the record results we achieved with gallium nitride (GaN)-based high electron mobility transistor (HEMT) materials,” Dr. Fan said. “This research marks the first of what we expect to be several scientific papers on the performance characteristics of our GaN-based HEMT transistors. We believe that these devices hold significant promise in decreasing power consumption and improving efficiency in a variety of energy-related applications.”

Based on its current business environment, Kopin continues to expect revenues in the range of $110 million to $120 million for the full year ending December 29, 2012.

Financial Results Conference Call

In conjunction with its first-quarter 2012 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call also will be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin Corporation

Kopin Corporation’s voice-activated, wireless, hands-free Golden-i® mobile computing headsets, ruggedized military imaging systems, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the expected decline in U.S. military spending; the expectation that an industrial version of Golden-i will be introduced later this year; the publication of additional scientific papers related to Kopin’s development of GaN-HEMT materials; anticipated expense reductions as a result of the consolidation of facilities; and the expectation that revenues will be in the range of $110 million to $120 million for the full year ending December 29, 2012. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the Company’s 2012 revenue expectations may turn out to be wrong; there may be issues which prevent the launch of Golden-i technologies in 2012; the operating results of Forth Dimension Displays Ltd. may not meet expectations, requiring further write-downs of intangible and goodwill assets; the operating results of Kopin Taiwan Corporation may not meet expectations and the tax benefits from its deferred tax assets may not be realized; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company may be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and III-V products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of our products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 31, 2011 and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31, 2012	March 26, 2011
Revenues:
Product revenues	$24,654,794	$32,920,991
Research and development revenues	592,691	2,013,501
	25,247,485	34,934,492
Expenses:
Cost of product revenues	17,398,279	21,946,612
Research and development	5,128,996	6,384,749
Selling, general and administrative	5,097,707	4,445,146
	27,624,982	32,776,507
(Loss) income from operations	(2,377,497)	2,157,985

Other income (expense), net	944,161	94,834

(Loss) income before provision for income taxes, equity loss in	(1,433,336)	2,252,819
unconsolidated affiliate and net (income) loss from noncontrolling interest

Provision for income taxes	(468,000)	(98,000)

(Loss) income before equity loss in unconsolidated affiliate and net	(1,901,336)	2,154,819
(income) loss from noncontrolling interest

Equity loss in unconsolidated affiliate	(156,295)	(110,639)

(Loss) income before net (income) loss of noncontrolling interest	(2,057,631)	2,044,180

Net (income) loss attributable to noncontrolling interest	(151,582)	21,527

Net (loss) income	$(2,209,213)	$2,065,707

Net (loss) income per share:
Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.03

Weighted average number of common shares outstanding:
Basic	64,225,456	64,736,842
Diluted	64,225,456	65,655,074

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and marketable securities	$101,960,025	$105,418,550
Accounts receivable, net	15,315,559	17,887,754
Inventory	23,012,921	21,415,517
Prepaid and other current assets	1,501,600	1,706,436

Total current assets	141,790,105	146,428,257

Equipment and improvements, net	33,786,477	32,369,441
Other assets	17,411,907	15,765,831

Total assets	$192,988,489	$194,563,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,501,836	$12,384,870
Accrued expenses	7,157,552	7,627,459
Billings in excess of revenue earned	2,445,827	2,467,461

Total current liabilities	21,105,215	22,479,790

Lease commitments	1,316,828	1,295,670

Total Kopin Corporation stockholders' equity	165,071,509	165,584,725
Noncontrolling interest	5,494,937	5,203,344
Total stockholders' equity	170,566,446	170,788,069
Total liabilities and stockholders' equity	$192,988,489	$194,563,529

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended

	March 31, 2012	March 26, 2011
Display Revenues by Category (in millions)
Military Application	$7.6	$11.1
Consumer Electronics Applications	2.8	4.4
Research and Development	0.5	1.8
Total	$10.9	$17.3

Stock-Based Compensation Expense
Cost of product revenues	$130,000	$123,000
Research and development	85,000	114,000
Selling, general and administrative	869,000	322,000
Total	$1,084,000	$559,000

Other Financial Information
Depreciation and amortization	$2,527,000	$1,927,000
Capital expenditures	$1,776,000	$1,182,000
Treasury stock purchases	$1,272,000	$568,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com